Mid-State Trust XI	Record Date: 10/31/03
Previous Distribution: 10/15/03
Payment Date Statement	Distribution Date: 11/17/03

			Original	Beginning		Optimal			Ending
		Certificate	Certificate	Certificate		Principal	Realized	Total	Certificate
Class	Cusip	Rate	Balance	Balance	Interest	Amount	Loss	Distribution	Balance

A	59549W AA 1	4.864%	200,780,000.00	192,267,081.77	779,322.57	2,426,386.04	0.00	3,205,708.61	189,840,695.73

Factors per Thousand				957.60076586	3.88147510	12.08479948		15.96627458	945.51596638

M-1	59549W AB 9	5.598%	51,840,000.00	49,642,000.07	231,579.93	626,482.74	0.00	858,062.67	49,015,517.33

Factors per Thousand				957.60030999	4.46720544	12.08492940		16.55213484	945.51538059

M-2	59549W AC 7	6.573%	26,330,000.00	25,213,674.06	138,107.90	318,179.69	0.00	456,287.59	24,895,494.37

Factors per Thousand				957.60250893	5.24526776	12.08430270		17.32957045	945.51820623

B	59549W AD 5	8.221%	35,390,000.00	33,889,570.52	232,171.80	427,658.42	0.00	659,830.22	33,461,912.10

Factors per Thousand				957.60300989	6.56037864	12.08415993		18.64453857	945.51884996

Totals			314,340,000.00	301,012,326.42	1,381,182.20	3,798,706.89	0.00	5,179,889.09	297,213,619.53

Wachovia Bank, National Association	Rob Muller
Structured Finance Trust Services	Vice President
401 South Tryon Street, 12th Floor	Phone: 704-383-2239
Charlotte, North Carolina 28288-1179	Rob.Muller@Wachovia.com

Mid-State Trust XI	Record Date: 10/31/03
Previous Distribution: 10/15/03
Payment Date Statement	Distribution Date: 11/17/03

Schedule of Remittance
Collections as of the end of the Related Due Period	5,182,794.56
Investment Earnings	4,719.47
Capitalized Interest Shortfall	0.00
Pre-Funding Interest Earnings	0.00
Interest Reserve Account Earnings	695.19
Issuer Expenses	0.00

Total Available Funds:	5,188,209.22

Fees
*Servicer Fee	158,499.00
Trustee Fee	2,132.17
Custody Fee	1,171.08
Standby Servicer Fee	5,016.87
Owner Trustee Fee	0.00
CT Corporation	0.00
Carlton Fields	0.00
Legal Fees/Expenses	0.00

Total Fees:	8,320.12

*Servicer Fee is withheld by Servicer prior to distribution
	Class Interest Shortfall	Prorata Percentage Paid
A-1	0.00	100.00%
M-1	0.00	100.00%
M-2	0.00	100.00%
B	0.00	100.00%

Collateral Information
Aggregate Beginning Principal Balance of Loans		316,998,690.66
Aggregate Ending Principal Balance of Loans		313,832,920.27
Capitalized Interest Account		0.00
Cumulative Actual Net Losses		611,325.50
Cumulative Unreimbursed Realized Losses		0.00
Interest Reserve Account		1,645,780.24
Issuer Expenses due to be paid		0.00
Issuer Expenses paid		0.00
Issuer Release		0.00
Overcollaterization Amount		16,619,300.75
Overcollaterization Target Amount		19,749,362.85
Pre-Funding Account		0.00
Prepayments		2,866,065.09
Purchases during period	0	0.00
Scheduled Principal		299,705.30

Delinquent Information	# Loans	Principal Balance

Delinquent 0-30 Days	4,171	303,331,980.10
Delinquent 31-60 Days	51	3,528,986.72
Delinquent 61-90 Days	32	2,196,103.68
Delinquent 91+ Days	69	4,775,849.77
Loans in Foreclosure and Bankruptcy *,**	114	7,923,749.48
REO Property	9	529,595.13

* figures included in above Delinquency numbers

** Principal Balance

Wachovia Bank, National Association	Rob Muller
Structured Finance Trust Services	Vice President
401 South Tryon Street, 12th Floor	Phone: 704-383-2239
Charlotte, North Carolina 28288-1179	Rob.Muller@Wachovia.com